Exhibit 1.3

Ahold
Delhaize

Rules of Procedure of the Management Board and Executive Committee of Koninklijke Ahold Delhaize N.V.
Title Rules of Procedure of the Management Board and the Executive Committee of Koninklijke Ahold Delhaize N.V.
Business/functional owner Company Secretary
Applicable to Management Board/Executive Committee
ExCo owner Chief Executive Officer
Version no 1.0
Effective date February 28, 2017
Next Update As needed

1. General responsibilities of the Management Board and of the Executive Committee
1.1 The Management Board (the “Management Board”) (Raad van Bestuur) is entrusted with the management of Koninklijke Ahold Delhaize N.V. (the “Company”). Certain key officers have been appointed to perform the day-to-day management of the Company together with the Management Board. The members of the Management Board and these key officers together constitute the Executive Committee (the “Executive Committee”).
1.2 In discharging its duties, the Management Board and the Executive Committee shall be guided by the interests of the Company and its affiliated enterprise, taking into consideration the interests of the Company’s stakeholders.
1.3 The members of the Management Board shall be collectively responsible for the management of the Company, the general conduct of the Company’s business, and the conduct of business in the group companies affiliated with the Company.
1.4 Each member of the Management Board shall be accountable to the Management Board for the performance and fulfillment of his/her duties and each member of the Executive Committee shall be accountable to the Executive Committee for the performance and fulfillment of his/her duties. Notwithstanding the principles on collective responsibility in respect of members of the Management Board, each member of the Management Board and each member of the Executive Committee must report to the Chief Executive Officer (“CEO”). The CEO shall on a regular basis update the Executive Committee on all matters necessary to give a proper insight in the performance of the duties of its members.
1.5 Notwithstanding the foregoing, the rights and obligations of the Management Board under Dutch law, the articles of association of the Company (the “Articles of Association”) and the Dutch Corporate

Governance Code (the “Code”), remain in full force and effect with respect to the Management Board exclusively in such capacity. The Management Board shall therefore remain accountable for the actions and decisions of the Executive Committee and have ultimate responsibility for the Company’s external reporting and reporting to the shareholders of the Company, including providing the general meeting of shareholders of the Company (the “General Meeting”) with information. The members of the Management Board have been identified as the persons responsible within the Company for providing the statements referred to in section 5:25c subsection 2c and section 5:25d subsection 2c of the Dutch Financial Supervision Act (Wet op het financieel toezicht).
2. Specific responsibilities of the Management Board and of the Executive Committee
2.1 The Management Board is responsible for the strategic plan for the Company, aligning and prioritizing (strategic) initiatives, managing profit and loss, allocating main resources and developing capabilities and leadership, as well as protecting and promoting the overall reputation of the Company, including:
(a) the achievement of the Company’s objectives;
(b) determining the strategy and associated risk profile, and the policies designed to achieve the objectives;
(c) the general state of affairs in and the development of the results of the Company;
(d) taking stock of and managing the risks connected to the business activities;
(e) ensuring that effective internal risk management and control systems are in place and reporting on this in the management report;

(f) maintaining and preparing the financial reporting process;
(g) compliance with legislation and regulations;
(h) compliance with and maintaining the corporate governance structure of the Company;
(i) publishing the corporate governance structure of the Company and a compliance statement as referred to in the Code through the management report as published on the Company’s website and otherwise;
(j) preparing the management report and the annual accounts and drawing up the annual budget and important capital investments of the Company;
(k) rendering advice in connection with the nomination of the external auditor of the Company; and
(l) corporate responsibility.
2.2 The Executive Committee is responsible for the day-to-day management of the Company, and is actively involved in all important topics related to strategy, business, integration, e-commerce, sustainability, innovation, culture & leadership and communication.
3. CEO; Vice-Chairman; Composition
3.1 The supervisory board of the Company (the “Supervisory Board”) shall appoint the CEO. The CEO shall be chairman of the Management Board and the Executive Committee and shall ensure the proper functioning of the Management Board and the Executive Committee.
3.2 At the proposal of the CEO, the Supervisory Board may appoint one member of the Management Board to serve as Vice-Chairman of the Management Board and the Executive Committee.
3.3 The Management Board consists of at least three members. With due observance of the preceding sentence, the number of members of the Management Board shall be determined by the Supervisory Board. The number of members of the Executive Committee shall be determined by the Supervisory Board, at the proposal of the CEO and – if appointed – the Vice-Chairman.
3.4 The members of the Management Board are appointed, suspended and dismissed in the manner as provided in the Articles of Association. The members of the Executive Committee not being member of the Management Board are appointed, suspended and dismissed by the Supervisory Board, at the proposal of the CEO and – if appointed – the Vice-Chairman. The members of the Management Board and of the Executive Committee can (also) be suspended by the Supervisory Board.
3.5 With the approval of the Supervisory Board, the Management Board and the Executive Committee shall divide their tasks among their members. The Supervisory Board shall appoint one of the members of the Management Board (and who may be referred to as the Chief Financial Officer, or CFO), to specifically overlook the Company’s financial affairs. Division of tasks among the members of the Management Board and the Executive Committee will from time to time be laid down in one or more documents.
4. Meetings; adoption of resolutions; approval rights
4.1
(a) Where possible, resolutions of the Management Board are adopted by unanimous vote. Where this is not possible, resolutions are adopted by majority vote of the members of the Management Board present or represented, such majority comprising the vote of the CEO. Resolutions can only be adopted in a meeting of the Management Board where at least the majority of the members of the Management Board (amongst whom the CEO and – if appointed – the Vice-Chairman) is present or represented. Each member of the Management Board shall have one vote. In the event of a tie, the Presidium of the Supervisory Board shall resolve on the matter.
(b) Resolutions of the Executive Committee are, when they cannot be adopted by unanimous vote, adopted by majority vote comprising the majority of the members of the Management Board present or represented, such majority comprising the vote of the CEO. Resolutions can only be adopted in a meeting of the Executive Committee where at least the majority of the members of the Management Board (amongst whom the CEO and – if appointed – the Vice-Chairman) is present or represented. Each member of the Executive Committee shall have one vote. In the event of a tie, the Presidium of the Supervisory Board shall resolve on the matter.
4.2 Upon a proposal by or on behalf of the CEO or the Vice-Chairman, resolutions of the Management Board or the Executive Committee can also be taken in writing if:
(a) such proposal has been sent to all members;
(b) no one member has objected to resolving in writing; and
(c) a majority of the members of the Management Board – including the CEO – has voted in favour of the proposed resolution.
In such case the (deputy) secretary of the Management Board (“(Deputy) Secretary”) will record in writing such resolution of the Management Board or the Executive Committee.
4.3 In case of a conflict of interests as referred to in article 11 with respect to a member of the Management Board or the Executive Committee, the requirements set in articles 4.1 and 4.2 shall as far as possible remain applicable to the non-conflicted members. A conflicted member shall not be taken into account when calculating a quorum or a majority of votes. When the conflict relates to the CEO or – if appointed – the Vice-Chairman, the relevant resolution can be adopted without his vote. When all members of the Management Board are conflicted, the Supervisory Board will resolve on the relevant proposal.
4.4 In principle, the Management Board shall hold one meeting per month and further each time the CEO or any two other members of the Management Board requested a meeting. In principle, the Executive Committee shall hold one meeting per month and further each time the CEO, or another member of the Executive Committee supported by at least one member of the Management Board, has requested a meeting. The meetings shall generally be held at the offices of the Company, but may also take place elsewhere. In addition, one or more members may participate by telephone, videoconference or other electronic forms of direct communication.
4.5 Meetings of the Management Board and the Executive Committee shall be chaired by the CEO or in his absence by the Vice-Chairman. None of these being present, the meetings will be chaired by one of the members of the Management Board designated by the CEO, or, in the absence of such designation, by one of the members of the Management Board in order of their date of appointment as member of the Management Board.
4.6 If a member of the Management Board or the Executive Committee cannot attend a meeting, he can give a proxy to another member of the Management Board, provided that the CEO is informed thereof in advance of the meeting.
4.7 Each member of the Management Board or the Executive Committee shall take the necessary efforts to attend and adequately prepare for meetings and timely submit pre-read materials for distribution to the Management Board or the Executive Committee to ensure the proper conduct of the meeting and to support the quality of decision making.
4.8 The minutes of a meeting of the Management Board or the Executive Committee shall be adopted in the next meeting of the Management Board or the Executive Committee, respectively. Adopted minutes shall be evidence of the proceedings. Extracts of minutes can be sent to the relevant committees, business units, departments, staff and third parties.
4.9 The Management Board shall appoint one or more (Deputy) Secretaries.
4.10 The (Deputy) Secretary keeps on record minutes of meetings of the Management Board or the Executive Committee for as long as determined by the Management Board from time to time while observing the minimum statutory period.
4.11 The minutes, in the wording in which they have been adopted, or extracts shall be certified by the (Deputy) Secretary.
4.12 The Management Board shall submit to the Supervisory Board for approval the resolutions referred to in Schedule 1, under 1.

4.13 The Management Board shall submit to the Supervisory Board and the General Meeting for approval the resolutions listed in Schedule 1, under2.
4.14 Resolutions validly adopted by the Executive Committee in accordance with these Rules of Procedure shall be deemed resolutions adopted by the Management Board.
4.15 The Management Board retains the authority to, at all times and in all circumstances, adopt resolutions without the participation of the other members of the Executive Committee.
5. Remuneration
5.1 The remuneration of the members of the Management Board shall be determined within the scope of the remuneration policy adopted by the General Meeting. The amount of the remuneration of each individual member of the Executive Committee shall be determined by the Supervisory Board and, where it concerns members of the Executive Committee who are not also members of the Management Board, at the proposal of the CEO.
5.2 The Supervisory Board may recover from the members of the Executive Committee any variable remuneration awarded on the basis of incorrect financial or other data (claw-back clause).
6. Relationship Management Board and Executive Committee – Supervisory Board
6.1 Members of the Executive Committee will attend Supervisory Board meetings when invited to do so by the chairman of the Supervisory Board, at the proposal of the CEO. Members of the Management Board will be invited for and will in principle attend each Supervisory Board meeting.
6.2 The Management Board will provide the Supervisory Board with all the information which the Supervisory Board needs, including the information stated in the Rules of Procedure of the Supervisory

Board. Additional information will be provided at the request of the Supervisory Board or its chairman on behalf of the Supervisory Board.
6.3 The CEO, the Vice-Chairman and if and when required other members of the Management Board or the Executive Committee, will have regular contacts with the Supervisory Board.
7. Relationship Management Board – General Meeting
7.1 The members of the Management Board shall attend the General Meeting, unless they are prevented from attending on serious grounds.
7.2 The Management Board shall timely provide the General Meeting with any information it may require, unless important interests (zwaarwegende belangen) of the Company or any law, rules or regulations applicable to the Company prevent it from doing so. The Management Board shall specify the reasons for invoking such important interests.
7.3 The Management Board shall inform the shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the matters included in the agenda.
8. Complaints; whistleblowing
8.1 The Management Board shall ensure that complaints of a general, operational and financial nature within the Company and, more specifically, in relation to the financial reporting, the internal risk management and control systems and the audit are received, recorded and dealt with.
8.2 The Management Board shall ensure that employees have the opportunity, without jeopardizing their legal position:
(a) to report irregularities in respect of matters referred to in article 8.1 to the CEO and the Chief Legal Officer; and
(b) complaints about members of the Management Board or Executive Committee to the chairman of the Supervisory Board.

9. Trading in securities by members of the Management Board and the Executive Committee
9.1 Should any member of the Management Board or the Executive Committee hold securities in the Company, this will be for the purpose of long-term investment; members of the Management Board or the Executive Committee will refrain from short-term transactions in securities in the Company.
9.2 With respect to securities in the Company, members of the Management Board and the Executive Committee are bound to the Koninklijke Ahold Delhaize N.V. Policy on inside information and securities trading and must at all times comply with all Dutch and foreign statutory provisions and regulations, including applicable notification requirements, applicable to the ownership of and transactions related to securities in the Company.
10. Absence or inability to act of members of the Management Board or the Executive Committee
10.1 In the event one or more members of the Management Board are prevented from acting, the remaining members or the only remaining member of the Management Board shall be temporarily in charge of the management of the Company, and, where applicable, can adopt resolutions in deviation of article 4.1. In the event all members of the Management Board are prevented from acting, the Supervisory Board may temporarily charge one or more persons, whether or not members of the Executive Committee, with the management of the Company.

10.2 If one or more members of the Executive Committee (not being members of the Management Board) are prevented or unavailable, the other members of the Executive Committee shall, together with the members of the Management Board, be temporarily responsible for the conduct of the Company’s affairs.
11. Conflicts of interests
11.1 Each member of the Management Board or the Executive Committee shall immediately report any potential conflict of interests concerning a member of the Management Board or the Executive Committee to the chairman of the Supervisory Board and to the other members of the Management Board or the Executive Committee and shall provide all relevant information, including information concerning his/her wife/husband, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. In case a potential conflict of interest is reported in respect of any member of the Management Board or the Executive Committee, the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest for which such member or members of the Management Board or the Executive Committee should not participate in the discussions and decision-taking process.
11.2 A member of the Management Board or the Executive Committee shall not participate in the discussions or decision-making process on a subject or transaction in relation to which he/she has a conflict of interest (tegenstrijdig belang) with the Company within the meaning of article 2:129, paragraph 6 of the Dutch Civil Code (“Conflict of Interest”). Such transaction, if approved, must be concluded on terms at least customary in the sector concerned and be approved by the Supervisory Board.

12. Status and contents of the Rules of Procedure
12.1 These Rules of Procedure have been adopted by the Management Board pursuant article 16.11 of the Articles of Association, have been approved by the Supervisory Board, and will be effective as from August 23, 2016. On August 15, 2016 all members of the Management Board and the Executive Committee declared that:
(a) they will comply with and be bound by the obligations contained in these Rules of Procedure;
(b) they will cause newly appointed members of the Management Board and the Executive Committee to issue a declaration as referred to in subparagraph (a).
12.2 These Rules of Procedure are complementary to the rules and regulations (from time to time) applicable to the Management Board under Dutch law or the Articles of Association. Where these Rules of Procedure are inconsistent with Dutch law or the Articles of Association, the law or, as the case may be, the Articles of Association shall prevail.
12.3 These Rules of Procedure can be supplemented and modified by the Management Board at any time, subject to the approval by the Supervisory Board.
12.4 Save as otherwise provided in the Articles of Association or by law, the Management Board may in exceptional cases, as the circumstances may require, at its discretion decide to deviate from these Rules of Procedure. Any decision to deviate from these Rules of Procedure shall be reported immediately to the chairman of the Supervisory Board.
13. Governing law
These Rules of Procedure shall be governed by and construed in accordance with the law of the Netherlands.

Schedule 1 Approval rights
1. The Management Board shall submit to the Supervisory Board for approval:
(a) the operational and financial objectives of the Company, the main elements of which shall be mentioned in the management report;
(b) the strategy designed to achieve the objectives, the main elements of which shall be mentioned in the management report;
(c) the parameters to be applied in relation to the strategy, for example in respect of the financial ratios, the main elements of which shall be mentioned in the management report;
(d) the main corporate responsibility matters which shall also be mentioned in the management report;
(e) the annual budget;
(f) any merger, demerger or joint venture;
(g) any acquisition or disposal of shareholdings from or to a third party (other than a subsidiary of the Company or another member of the group of the Company) with a value or capital commitment (including any assumed debt or liabilities) exceeding EUR 50 million;
(h) any transaction as a result of which the Company or a subsidiary of the Company will enter into new national markets;
(i) general capital investments exceeding EUR 50 million;
(j) transactions to add new stores through acquisitions or construction exceeding EUR 50 million;
(k) equity investments or disposals in franchises or leases exceeding EUR 50 million;
(l) the initiation or settlement of any litigation or claim with a value exceeding EUR 50 million;
(m) any programs, facility or contracts, (which include but are not limited to borrowing and investment facilities and bond debt programs), with a term of more than one year, which are not included in the annual budget and exceed a value of EUR 250 million;
(n) the issuance of any shares or a right to obtain a share (including stock options and conditional shares for employees, not resulting from an approved general incentive program);
(o) any payment of dividend other than the required dividend payment on the cumulative preferred financing shares, or the cumulative preferred shares;
(p) applying for listing or withdrawing of the official listing of securities on any exchange;
(q) applying for a moratorium of payments or filing of a bankruptcy petition with respect to the Company;
(r) terminating the employment of a significant number of employees of the Company or a subsidiary of the Company at the same time or within a short timespan.
2. The Management Board shall submit to the Supervisory Board and the General Meeting for approval resolutions regarding a significant change of the identity or character of the Company or the business, including in any event:
(a) transfer of the business or virtually all of the business to a third party;
(b) entry into or termination of long-term cooperation by the Company or a subsidiary (dochtermaatschappij) with another legal entity or partnership or as a general partner with full liability in a limited or general partnership if such cooperation or the termination thereof is of far-reaching significance for the Company;
(c) acquisition or disposal by the Company or a subsidiary of a participation in the capital of another Company the value of which equals at least a third of the amount of the assets according to the consolidated balance sheet with explanatory notes attached to the Company’s annual accounts as most recently adopted.

Ahold
Delhaize